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                                  EXHIBIT 99.1


                                                               PRESS RELEASE
                                                               Immediate Release


Friede Goldman Halter Contracts to Sell
Friede Goldman Offshore


GULFPORT MS, November 18, 2002 - Friede Goldman Halter, Inc. (OTCBB: FGHLQ) has completed the previously announced auction of its Friede Goldman Offshore division and has entered into a contract to sell the assets to ACON Offshore Partners LLP, a Delaware limited partnership, for approximately $61 million
(USD). The purchase price consists of $18 million in cash plus the assumption of approximately $43 million in secured debt.

The sale is contingent upon the buyer receiving specific refinancing terms from certain existing secured creditors by November 22, 2002 and the receipt by the seller of the buyer's contract deposit on the same date. If these conditions are met, the sale would be presented on December 16, 2002 to the United States Bankruptcy Court for the Southern District of Mississippi, Southern Division, for approval. Once approved, a year-end closing is anticipated, permitting Friede Goldman Offshore to operate under new ownership without the constraints of Chapter 11.

Friede Goldman Offshore is the one remaining business unit of Friede Goldman Halter, Inc. The sale of Friede Goldman Offshore is a priority of the Restructuring Committee of the Board of Directors, which is working in concert with the Unsecured Creditors Committee to close this transaction. In the event the sale transaction does not occur or close in a timely manner, the Board of Directors and the Unsecured Creditors Committee intend to include Friede Goldman Offshore in the Plan of Reorganization of Friede Goldman Halter, Inc. Under either scenario, the company believes it is unlikely that there will be any recovery for the equity holders.

Friede Goldman Offshore provides new construction, upgrade and repair of all types of offshore drilling rigs, floating production units, and inland and offshore drilling and derrick barges.

For information regarding this or any of our press releases, contact:
Chris Cunningham
(228) 897-4987
www.fgh.com

*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman Halter, Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-3, the 2002 Annual Report on Form 10-K, and subsequent Forms 10-Q. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.